SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2014

EXA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35584	04-3139906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

55 Network Drive, Burlington, Massachusetts 01803

(Address of principal executive offices) (Zip Code)

(781) 564-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

As previously announced, effective June 1, 2014, we appointed Rick Gilbody as our Chief Financial Officer. On June 4, 2014, we entered into a letter agreement with Mr. Gilbody regarding the terms of his employment by us. Pursuant to the terms of the letter agreement, Mr. Gilbody’s initial annual base salary is $300,000. We also agreed to grant to Mr. Gilbody an option to purchase 120,000 shares of our common stock vesting over four years. Subject to the approval of our Amended and Restated 2011 Stock Incentive Plan by our stockholders at our 2014 annual meeting, we will grant to Mr. Gilbody a second, time-vested option to purchase 20,000 shares of our common stock and he will be eligible to receive a performance-based option to purchase up to 50,000 shares of our common stock in four annual increments of 12,500 each, the vesting of which will be subject to the achievement of annual performance targets to be established by our Board of Directors.

Mr. Gilbody will be eligible to receive annual incentive bonuses. His target bonus amount for fiscal year 2015 will be equal to 50% of the amount of his base salary that is paid to him during fiscal year 2015. The percentage of his target bonus that he receives will be based on the achievement of corporate and personal performance goals as follows:

•	40% is tied to our consolidated fiscal year 2015 revenue;

•	40% is tied to our fiscal year 2015 adjusted EBITDA; and

•	20% is tied to the Compensation Committee’s evaluation of Mr. Gilbody’s individual performance during fiscal year 2015.

The target bonus amount for Mr. Gilbody represents the amount to be paid assuming 100% attainment of our financial performance targets and the Compensation Committee’s determination that Mr. Gilbody’s individual performance in fiscal year 2015 met the committee’s expectations. The actual bonus awarded could be between 0% and 140% of his target bonus, based on actual performance in relation to the targeted levels set forth in the letter agreement.

In the event that we terminate Mr. Gilbody’s employment prior to a Change in Control without Cause or Mr. Gilbody terminates his employment with us for Good Reason (as those terms are defined in the letter agreement), we will be required to continue to pay his base salary and continue to provide his benefits for the lesser of six months and the number of full calendar months that Mr. Gilbody was employed by us. If such termination occurs during the two years immediately following a Change in Control, we will be required to pay to Mr. Gilbody, in a single lump sum, an amount equal to the sum of twelve months of his then-current base salary plus his then-current target bonus amount. We will also continue to provide his benefits for twelve months following any such termination. In addition, any unvested equity awards held by Mr. Gilbody that are subject to time-based vesting will immediately vest in full upon such termination and any unvested performance-based awards will be deemed to have been fully earned upon the Change of Control and converted to time-based vesting, with vesting occurring in full on the second anniversary of the grant date.

The description of our letter agreement with Mr. Gilbody set forth above is qualified in its entirety by reference to the letter agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Letter Agreement dated June 4, 2014 between Exa Corporation and Rick Gilbody

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXA CORPORATION

By:	/s/ Stephen A. Remondi
Stephen A. Remondi
Chief Executive Officer and President

Date: June 6, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement dated June 4, 2014 between Exa Corporation and Rick Gilbody